Exhibit 4.2

A10 NETWORKS, INC.

FOURTH AMENDED AND RESTATED RIGHTS AGREEMENT

TABLE OF CONTENTS

(continued)

		Page

5.11	Titles and Subtitles	20
5.12	Telecopy Execution and Delivery	20
5.13	Jurisdiction; Venue	20
5.14	Further Assurances	20
5.15	Attorneys’ Fees	21
5.16	Aggregation of Stock	21
5.17	Remedies	21
5.18	Jury Trial	21

FOURTH AMENDED AND RESTATED RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of the 27 day of June, 2013, by and among A10 Networks, Inc., a California corporation (the “Company”), the investors in the Company’s Series A Preferred Stock pursuant to those certain Series A Preferred Stock Purchase Agreements dated as of October 21, 2004 and July 30, 2005 (the “Series A Investors”), the investors in the Company’s Series B Preferred Stock pursuant to that certain Series B Preferred Stock Purchase Agreement dated as of August 21, 2006, as amended (the “Series B Investors”), the Investors in the Company’s Series C Preferred Stock pursuant to the Series C Preferred Stock Purchase Agreement dated as of February 28, 2008, as amended (the “Series C Investors,” and collectively with the Series A Investors and the Series B Investors, the “Prior Investors”), the Investors in the Company’s Series D Preferred Stock (the “Series D Investors”) pursuant to the Series D Preferred Stock Purchase Agreement of even date herewith, as it may be amended from time to time (the “Series D Agreement”) and with respect to Section 2.16 only, Lee Chen (the “Key Holder”). The Prior Investors and the Series D Investors are referred to collectively as the “Investors” and are listed on the Schedule of Investors attached to this Agreement as Exhibit A.

RECITALS

WHEREAS, the Company and the Prior Investors are parties to that certain Third Amended and Restated Rights Agreement dated February 28, 2008 (the “Prior Rights Agreement”);

WHEREAS, the Prior Investors have certain registration and other rights under the Prior Rights Agreement;

WHEREAS, the Company, to induce the Series D Investors to purchase shares of the Company’s Series D Preferred Stock (the “Shares”) pursuant to the Series D Agreement, desires to grant certain registration rights and other rights to the Series D Investors, and the Prior Investors desire to facilitate such grant;

WHEREAS, the sale of the Shares to the Series D Investors is conditioned upon the registration rights and other rights being extended to the Series D Investors; and

WHEREAS, the Prior Rights Agreement may be amended, waived or modified as set forth in Section 4.7 thereof.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

Section 1. Termination of Prior Rights. The Company and the Prior Investors, to induce the Series D Investors to invest in the Company, accept and agree to the termination of all prior rights under the Prior Rights Agreement, and accept and agree to be bound by the terms of this Agreement.

Section 2. Registration Rights.

2.1 Definitions. As used in this Agreement:

(a) The term “affiliate” has the meaning set forth in Rule 501 of the Securities Act of 1933, as amended (the “Act”).

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any Investor holding Registrable Securities or securities convertible into Registrable Securities, or any assignee thereof in accordance with Section 2.14 hereof.

(d) The term “Initiating Holders” means any Holder or Holders who in the aggregate hold no less than fifty percent (50%) of the outstanding Registrable Securities.

(e) The term “Major Investor” means each Holder holding not less than 250,000 shares of Preferred Stock or Common Stock (adjusted to reflect stock splits, stock dividends and recapitalizations) issued upon conversion of the Preferred Stock. For purposes of this Agreement, all holdings of equity interests by persons who are affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Agreement, including this Section 2.1(e) and 2.1(f) below.

(f) The term “Major Series D Investor” means each Holder holding not less than 2,000 shares of Series D Preferred Stock or 825,000 shares of Common Stock (adjusted as each such number may be adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like) issued upon conversion of the Series D Preferred Stock.

(g) The term “person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority or any department, agency or political subdivision thereof.

(h) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the subsequent declaration or ordering of the effectiveness of such registration statement.

(i) The term “Registrable Securities” means:

(i) the shares of Common Stock issuable or issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock of the Company (the “Preferred Stock”), and

(ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the Preferred Stock excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned; provided, however, that Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale.

(j) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(k) The term “Series D Initiating Holders” means any Holder or Holders who in the aggregate hold no less than fifty percent (50%) of the shares of Common Stock issuable or issued upon conversion of the Series D Preferred Stock.

(l) The term “WKSI” means a well-known seasoned issuer, as defined under SEC Rule 405.

2.2 Requested Registration.

(a) If the Company shall receive at any time after six (6) months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (the “Initial Public Offering”), a written request from the Initiating Holders or Series D Initiating Holders that the Company file a registration statement under the Act covering the registration of not less than fifty percent (50%) of the Registrable Securities then outstanding and held by the holders of (i) Preferred Stock or (ii) Series D Preferred Stock, as applicable, (or any lesser number of shares if the anticipated aggregate offering price, net of underwriting discounts and commissions would exceed $5,000,000) (such request by the Initiating Holders, a “Preferred Demand” and such request by the Series D Initiating Holders, a “Series D Demand” and such requested securities in either case, the “Demand Securities”)) then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection

2.2(b), use its best efforts to effect as soon as practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered in a written request given within twenty (20) days of the mailing of such notice by the Company in accordance with Section 5.5.

(b) If the Initiating Holders, pursuant to a Preferred Demand, or the Series D Initiating Holders, pursuant to a Series D Demand, intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders, pursuant to a Preferred Demand, or a majority in interest of the Series D Initiating Holders, pursuant to a Series D Demand, and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders, pursuant to a Preferred Demand, or a majority in interest of the Series D Initiating Holders, pursuant to a Series D Demand. Notwithstanding any other provision of this Section 2.2, if the underwriter advises the Initiating Holders, pursuant to a Preferred Demand, or the Series D Initiating Holders, pursuant to a Series D Demand, in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders, pursuant to a Preferred Demand, or the Series D Initiating Holders, pursuant to a Series D Demand, shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, pursuant to a Preferred Demand, or the Series D Initiating Holders, pursuant to a Series D Demand, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder (a “Cutback Registration”). The Company shall not include in any registration pursuant to a Preferred Demand or Series D Demand that is an underwritten offering any securities that are held by an employee of the Company or any of its subsidiaries or any person controlled by any such employee without the prior written consent of the managing underwriters and shall not include in any registration pursuant to a Preferred Demand or Series D Demand any securities that are not Registrable Securities without the prior written consent of the holders of a majority of the Registrable Securities held by the Initiating Holders, pursuant to a Preferred Demand, or the Series D Initiating Holders, pursuant to a Series D Demand, included in such registration.

(c) The Company is obligated to effect only one (1) such registration pursuant to a Preferred Demand and two (2) such registrations pursuant to a Series D Demand; provided that a Cutback Registration shall not be deemed a registration pursuant to a Preferred Demand or Series D Demand if less than 75% of the securities requesting registration in such demand are not registered pursuant to such registration.

(d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially and adversely detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, pursuant to a Preferred Demand, or the Series D Initiating Holders, pursuant to a Series D Demand; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(e) Notwithstanding the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.2 during the period starting with the date of filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated registration; provided the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective.

2.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its Common Stock or other securities under the Act in connection with a public offering of such securities (other than a registration relating either to the sale of securities to participants in a Company stock option, stock purchase or similar plan on Form S-8), the Company shall, at least thirty (30) days prior to filing such registration statement, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the provisions of Section 2.8, use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the outside counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(j) In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.2, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such customary information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 2.2, including (without limitation), all registration, filing and qualification fees, printers and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders shall be borne by the Company with respect to such registrations; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.2 if the registration request is subsequently withdrawn at the request of a majority in interest of the Initiating Holders, if such request was a Preferred Demand, or a majority in interest of the Series D Initiating Holders, if such request was a Series D Demand (in which case all participating Holders shall bear such expenses) unless a majority in interest of the Initiating Holders, if such request was a Preferred Demand, or a majority in interest of the Series D Initiating Holders, if such request was a Series D Demand, agrees to forfeit their right to the demand registration pursuant to Section 2.2; provided further, however, that if at the time of such withdrawal, (i) the Holders have learned of a material and adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request or (ii) the underwriters indicated that the registration would have likely been a Cutback Registration, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.2.

2.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to registrations pursuant to Section 2.3 for each Holder (which right may be assigned as provided in Section 2.14), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

2.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 2.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (provided that such underwriters shall be of nationally recognized reputation), and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the

Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata (i) first among the selling shareholders holding Registrable Securities and (ii) second among selling shareholders holding other equity securities. In no event shall the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the Company’s first firm commitment underwritten public offering of the Company’s securities registered under the Act (the “Initial Public Offering”), in which case the selling shareholders may be excluded if the underwriters make the determination described above and no other shareholder’s securities are included. Notwithstanding the foregoing, the Company shall not include in any registration pursuant to this Section 2.3 that is an underwritten offering any securities that are held by an employee of the Company or any of its subsidiaries or any person controlled by any such employee without the prior written consent of the underwriters. For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

2.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained or incorporated by reference in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, any issuer free writing prospectus (as defined in Rule 433 of the Act), any issuer information (as defined in Rule 433 of the Act) filed or required to be filed pursuant to Rule 433(d) under the Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay as incurred to each such Holder, underwriter or controlling person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder or underwriter and stated to be specifically for use therein; and provided further that the indemnity agreement contained in this subsection 2.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder, severally (and not jointly and severally), will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 2.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 2.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this subsection 2.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.10. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. Each indemnified party shall furnish such information regarding itself or the claim in question as an indemnifying party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, as between the Company and the underwriters only, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 2.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise.

2.11 Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.11. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Registrable Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Registrable Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.11 and Section 2.16, and:

(i) There is then in effect a registration statement under the Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii) The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition, and the Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel reasonably satisfactory to the Company to the effect that such disposition will not require registration of such Registrable Securities under the Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Registrable Securities shall be entitled to transfer such Registrable Securities in accordance with the terms of the notice delivered by the Holder to the Company, whereupon the holder of such Registrable Securities shall be entitled to transfer such Registrable Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b) Notwithstanding the provisions of Section 2.11(a), no such registration statement or opinion of counsel or “no action” letter shall be necessary for (i) a transfer not involving a change in beneficial ownership, (ii) customary transfers pursuant to Rule 144 of the Act or (iii) transactions involving the distribution without consideration of Registrable Securities by any Holder to (x) a parent, subsidiary or other affiliate of the Holder, if the Holder is a corporation or other entity, (y) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a person that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, the Holder; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition.

(c) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES

MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Registrable Securities in order to implement the restrictions on transfer established in this Section 2.11.

(d) The first legend referring to federal and state securities laws identified in Section 2.11(c) stamped on a certificate evidencing the Registrable Securities and the stock transfer instructions and record notations with respect to the Registrable Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Registrable Securities if (i) those securities are registered under the Act, or (ii) the holder provides the Company with a certificate to the effect that a sale or transfer of those securities may be made without registration or qualification.

2.12 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the Initial Public Offering;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year following the effective date of the Initial Public Offering;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a certificate by an officer of the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

2.13 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of the Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 2.13, (i) if Form S-3 is not legally available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; or (iii) if the Company shall furnish to the Holders a certificate signed by the president of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be materially and adversely detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.13; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period. If for any reason the Company ceases to be a WKSI or becomes ineligible to utilize Form S-3, then the Company shall prepare and file with the Securities and Exchange Commission one or more registration statements on such form that is available for the sale of Registrable Securities. All registrations pursuant to this Section 2.13 shall be underwritten registrations unless otherwise approved by the holders of a majority of the Registrable Securities initially requesting registration.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses other than underwriting discounts and commissions incurred in connection with a registration requested pursuant to this Section 2.13, including (without limitation) all registration, filing, qualification, printer’s and accounting fees and the reasonable fees and disbursements of counsel for the Company and one counsel for the selling Holder or Holders, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.13 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to the registration under this Section 2.13 for a six (6) month period; provided further, however, that if at the time of such withdrawal, (i) the Holders have learned of a material adverse change in the condition or business of the Company from that known to the Holders at the time of their request or (ii) the underwriters indicated that the registration would have likely not included at least 75% of such Registrable Securities requested to be included in such registration, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to this Section 2.13 for such a six (6) month period.

(d) The Company is obligated to effect an unlimited number of registrations pursuant to this Section 2.13 and registrations effected pursuant to this Section 2.13 shall not be counted as demand registrations under Section 2.2 or 2.3.

2.14 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of at least 100,000 shares of such securities provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such assignee and the securities with respect to which such registration rights are being assigned. The foregoing 100,000 share limitation shall not apply, however, to transfers by a Holder to affiliates, shareholders, partners or retired partners of the Holder (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) if all such transferees or assignees agree in writing to appoint a single representative as their attorney in fact for the purpose of receiving any notices and exercising their rights under this Section 2.

2.15 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to hold registration rights with respect to such securities unless such new registration rights, including standoff obligations, are subordinate to the registration rights granted Holders under this Agreement; or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 2.2(a) or within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 2.2.

2.16 “Market Stand-Off” Agreement.

(a) Initial Public Offering. Each Holder hereby agrees that during the period of duration (up to, but not exceeding 180 days) specified by the Company and the lead underwriter following the effective date of the Initial Public Offering, it shall not, to the extent requested by the underwriter, sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (other than with respect to transfers pursuant to Section 2.11(b)) any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that such Holder’s obligation under this Section 2.16(a) shall be subject to Company causing each officer, director and all other persons with registration rights (whether or not pursuant to this Agreement) to enter into a similar agreement.

(b) Other Public Offerings. If a majority of the holders of Series D Preferred Stock agree (in their sole discretion) that during the period of duration (up to, but not exceeding 90 days) specified by the Company and the lead underwriter following the effective date of a registration statement of the Company filed under the Act which covers the registration of the Registrable Securities, other than a registration statement filed in connection with the Initial Public Offering, then each Holder agrees that it shall not, to the extent requested by the underwriter, sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale (other than with respect to transfers pursuant to Section 2.11(b)) any Common Stock of the Company at any time during such period except Common Stock included in such registration, and the Company shall use commercially reasonable efforts to cause each officer, director and holder of 5% of the equity of the Company and all other persons with registration rights (whether or not pursuant to this Agreement) to enter into a similar agreement.

To enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. If required pursuant to this Agreement, each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.16.

2.17 Subsidiary Public Offering. If, after an initial public offering of the capital stock or other equity securities of one of the Company’s subsidiaries, the Company distributes securities of such subsidiary to its equity holders, then the rights of Holders hereunder and the obligations of the Company pursuant to this Agreement shall apply, mutatis mutandis, to such subsidiary, and the Company shall cause such subsidiary to comply with such subsidiary’s obligations under this Agreement.

Section 3. Information Rights.

3.1 Delivery of Financial Statements.

(a) The Company shall deliver to each Holder, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company as of the end of such year, and statements of income and cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and, if deemed appropriate by the Board of Directors, audited and certified by independent public accountants of nationally recognized standing selected by the Company.

(b) The Company shall deliver to each Major Investor:

(i) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company, a balance sheet of the Company as of the end of each such quarterly period, and statements of income and cash flows for such period and for the current fiscal year to date, prepared in accordance with GAAP, subject to changes resulting from normal year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements need not contain the notes required by GAAP;

(ii) as soon as practicable, but in any event within thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and

(iii) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Holder may from time to time request.

3.2 Termination of Financial Statement Rights. The covenants set forth in Section 3.1 shall terminate as to the Holders and be of no further force or effect (i) immediately upon the consummation of the Company’s Initial Public Offering in which all shares of the Company’s Series D Preferred Stock are converted to Common Stock or (ii) when the Company is required to file reports pursuant to Section 13 or 15(d) of the 1934 Act.

3.3 Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets of the Company not shared with other Holders (in their capacity as Holders). Each Holder acknowledges that the information received by it pursuant to this Agreement may be confidential and for its use only, and it will not reproduce, disclose or disseminate such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally. Notwithstanding the foregoing, each Holder may include summary financial information concerning the Company and general statements concerning the nature and progress of the Company’s business in such Holder’s reports to its limited partners.

Section 4. Right of First Refusal.

4.1 Right of First Refusal to Major Series D Investors. The Company hereby grants to each Major Series D Investor, the right of first refusal to purchase its pro rata share of New Securities (as defined in Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Major Series D Investor’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Major Series D Investor immediately prior to the issuance of New Securities (assuming full conversion of the Preferred Stock and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by said Major Series D Investor, to the extent such securities are “in-the-money”) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Preferred Stock and full conversion or exercise of all outstanding convertible securities, rights, options and warrants, to the extent such securities are “in-the-money”).

(a) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company or any of its subsidiaries whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include any securities of the Company that do not constitute “Additional Stock” (as defined in the Company’s Amended and Restated Articles of Incorporation, as amended from time to time).

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Major Series D Investor written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Major Series D Investor shall have thirty (30) days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities and to indicate whether such Holder desires to exercise its over-allotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c) In the event the Holders fail to exercise fully the right of first refusal and over-allotment rights, if any within said thirty (30) day period (the “Election Period”), the Company shall have thirty (30) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Major Series D Investors’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Major Series D Investors delivered pursuant to Section 4.1(b). In the event the Company has not sold within such thirty (30) day period following the Election Period, or such thirty (30) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Major Series D Investors in the manner provided in this Section 4.1.

(d) The right of first refusal granted under this Agreement shall expire upon the consummation of the Company’s Initial Public Offering in which all shares of the Company’s Series D Preferred Stock are converted to Common Stock.

Section 5. Miscellaneous.

5.1 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.2 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

5.4 Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a) if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown on Exhibit A hereto, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to the counsel set forth on the signature pages hereto;

(b) if to any other Holder, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, to the attention of the President the Company at 3 W. Plumeria Dr., San Jose, CA 95134, or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Herbert Fockler and Mark Baudler, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

5.6 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.7 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and excluding, with respect to Section 2 (other than Sections 2.11, 2.12 and 2.16), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.17); provided, however, that this Agreement may not be amended, waived, discharged or terminated in any manner that adversely impacts any Series D Investor without the consent of Series D Investors holding a majority of the shares of Series D Preferred Stock; provided further, however, that Brocade Communications Systems, Inc. or its affiliates (or their designees) (“Brocade”) may be added as an Investor under this Agreement without any further consent of the Holders upon the issuance of Additional Brocade Stock (as defined in the Company’s Articles of Incorporation), but only to the extent that such party is issued Additional Brocade Stock. To become a party to this Agreement pursuant to the prior sentence, Brocade shall execute a counterpart to this Agreement. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the holders of a majority of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and excluding, with respect to Section 2 (other than Sections 2.11, 2.12 and 2.16), any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.17) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

5.8 Rights of Holders. Each Holder of Registrable Securities shall have the absolute right to exercise or refrain from exercising any right or rights that such Holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such Holder shall not incur any liability to any other holder of any securities of the Company as a result of exercising or refraining from exercising any such right or rights.

5.9 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes in its entirety the Prior Rights Agreement, which shall have no further force and effect. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.10 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.12 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof. No party hereto shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of facsimile machine as a defense to the formation of a contract, and each such party forever waives any such defense.

5.13 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

5.14 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.15 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.16 Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

5.17 Remedies. The Company acknowledges and agrees that the Investors would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached and money damages would not be an adequate remedy. Accordingly, in addition to the other remedies available to the Investors, the Company agrees that the Investors shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (without the posting of bond or other security) in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter.

5.18 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. If the waiver of jury trial set forth in this section is not enforceable, then any claim or cause of action arising out of or relating to this Agreement shall be settled by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Rights Agreement as of the day and year first above written.

COMPANY:

A10 NETWORKS, INC., a California corporation

/s/ Greg Straughn
Greg Straughn, Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Rights Agreement as of the day and year first above written.

SERIES D INVESTORS:

SUMMIT PARTNERS GROWTH EQUITY
FUND VIII-A, L.P.

By:	Summit Partners GE VIII, L.P.
Its:	General Partner

By:	Summit Partners GE VIII, LLC
Its:	General Partner

By:	/s/ Peter Chung
Name:	Peter Chung
Its:	Member

SUMMIT PARTNERS GROWTH EQUITY
FUND VIII-B, L.P.

By:	Summit Partners GE VIII, L.P.
Its:	General Partner

By:	Summit Partners GE VIII, LLC
Its:	General Partner

By:	/s/ Peter Chung
Name:	Peter Chung
Its:	Member

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Rights Agreement as of the day and year first above written.

SERIES D INVESTORS:

SUMMIT INVESTORS I, LLC

By:	Summit Investors Management, LLC
Its:	Manager

By:	Summit Partners, L.P.
Its:	Manager

By:	Summit Master Company, LLC
Its:	General Partner

By:	/s/ Peter Chung
Name:	Peter Chung
Its:	Member

SUMMIT INVESTORS I (UK), L.P.

By:	Summit Investors Management, LLC
Its:	General Partner

By:	Summit Partners, L.P.
Its:	Manager

By:	Summit Master Company, LLC
Its:	General Partner

By:	/s/ Peter Chung
Name:	Peter Chung
Its:	Member

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Rights Agreement as of the day and year first above written.

PRIOR INVESTORS: Mitsui & Co., Ltd.

By:	/s/ Junichi Shibuta
Name:	Junichi Shibuta
Title:	General Manager, IT Innovation Div. I

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Rights Agreement as of the day and year first above written.

PRIOR INVESTORS:

Mitsui & Co. (U.S.A.), Inc.

By:	/s/ Takashi Amino
Name:	Takashi Amino
Title:	General Manager, IT Business Dept.
IT Business Division

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Rights Agreement as of the day and year first above written.

PRIOR INVESTORS:

Centillion Venture Capital Corp.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Rights Agreement as of the day and year first above written.

PRIOR INVESTORS:

Very Positive Investments Ltd.

By:

Name:

Title:

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Rights Agreement as of the day and year first above written.

KEY HOLDER:

/s/ Lee Chen
Lee Chen

EXHIBIT A

SCHEDULE OF INVESTORS

CyberTouch Investments, Inc.

99 Park Avenue III, Science Park

Hsinchu 308, Taiwan, R.O.C.

Lee Chen

19752 Versailles Way

Saratoga, CA 95070

Chiy Chen

12332 Viewoak Drive

Saratoga, CA 95070

Wei Chen

5116 Forest View Drive

San Jose, CA 95129

Wen H. Chiu

18615 Maude Avenue

Saratoga, CA 95070

LinLong Jiang

844 Talisman Drive

Sunnyvale, CA 94087

Frank Jiang

c/o CyberTouch Investments, Inc.

99 Park Avenue III, Science Park

Hsinchu 308, Taiwan, R.O.C.

Felix C. or Ruby C. Lin

7048 Huntsfield Court

San Jose, CA 95120

Lin Ma

39764 Potrero Drive

Newark, CA 94560

Peter Liu

14020 Shadow Oaks Way

Saratoga, CA 95070

Ming Xu

6181 Camino Verde Drive, Apt. P-6

San Jose, CA 95119

The Kwong Trust created on October 27, 1999

Raymond Wai-Kit Kwong & Emma Lim

Kwong, Trustees

101 First Street, PM#225

Los Altos, CA 94022

John Jokom

46965 Ocotillo Ct.

Fremont. CA 94539

Soo Bin Tan

2939 24th Avenue

San Francisco, CA 94132

I Chan Lee

18615 Maude Avenue

Saratoga, CA 95070

Wen-Liang Hsu

45731 Vineyard Avenue

Fremont, CA 94539

Harbinger III Venture Capital Corp.

7F, No. 187, Tiding Blvd., Sec. 2, Neihu

Taipei, 114, Taiwan, R.O.C.

Catherine K. Sun

2939 24th Avenue

San Francisco, CA

94132

Alex S. Wang & Suyang Tseng

12502 Beauchamps Lane

Saratoga, CA 95070

Kwun Nan Lin

1167 Wunderlich Drive

San Jose, CA 95129

Wensheng Sun

12155 Carol Lane

Saratoga, CA 95070

Shaofu Wu

Room 1603, Bldg. 81, #99, Zhongtan Rd.

Shanghai 210061, China

Li-Hua Wang

1074 Niguel Lane

San Jose, CA 95138

Centillion Venture Capital Corp.

4F, No. 9, Dehui Street

Taipei 10461, Taiwan

Centillion III Venture Capital Corp.

3F., No. 135, Jianguo North Road, Sec. 2

Taipei, 10484, Taiwan

Very Positive Investments Ltd.

3F., No. 135, Jianguo North Road, Sec. 2

Taipei, 10484, Taiwan

Franchaei Holding Ltd.

No. 12, Alley 338, Te-Hsing E. Rd.

Shih Lin District

Taipei, 111 Taiwan

Ronald W. & Alice B. Szeto Family Trust

2011 Calle Ricardo

Pleasanton, CA 94566

Daniel Chen & Koshyan Chen

1168 Quail Ridge Court

San Jose, CA 95120

Robert D. Cochran

2105 Woodside Road

Woodside, CA 94062

Yeung Ping Chau

51 Conduit Rd., G-9

Hong Kong, SAR

Hantech International Venture Capital Corporation

Suite 3201, 32F, International Trade Building

333, Keelung Road, Sec. 1

Taipei, Taiwan 110, R.O.C.

H&A Venture Capital Investment Corporation

Suite 3201, 32F, International Trade Building

333, Keelung Road, Sec. I Taipei,

Taiwan 110, R.O.C.

H&H Venture Capital Investment Corporation

Suite 3201, 32F, International Trade Building

333, Keelung Road, Sec. 1 Taipei,

Taiwan 110, R.O.C.

Enspire Capital Ltd.

30 Marsiling Industrial Estate Road 8

Singapore 739193

Miven Venture Partners, Fund 1, LLC

P.O. Box 19391

Irvine, CA 92623-9391

Sharon Hsing

19850 Lanark Lane

Saratoga, CA 95070

Silver Orchard Holdings Limited

7th Floor, Sec. 2, 199 Chang An E. Rd.

Taipei, Taiwan R.O.C.

Mitsui & Co., Ltd. (IT Outsourcing Business Division) Ohtemachi 1-2-1, Chiyoda-ku

Tokyo 100-0004, Japan

China Investment and Development Co., Ltd.

3F, No. 245, Sec, 1, Durihua S. Rd.

Taipei 106, Taiwan R.O.C.

Marshall A. Smith

26535 Weston Drive

Los Altos Hills, CA

94022

Mitsui & Co. (U.S.A.), Inc.

535 Middlefield Road, Suite 100

Menlo Park, CA 94025

Grand Cathay Venture Capital Co., Ltd.

3F, No. 245, Sec. 1, Dunhua S. Rd.

Taipei 106, Taiwan R.O.C.

Grand Cathay Venture Capital II Co., Ltd.

3F, No. 245, Sec. 1, Dunhua S. Rd.

Taipei 106, Taiwan R.O.C.

Grand Cathay Venture Capital III Co., Ltd.

3F, No. 245, Sec. 1, Dunhua S. Rd.

Taipei 106, Taiwan R.O.C.

Ching Huang

635 Indigo Canyon Road

Chula Vista, CA 91911

Leo Chen

12332 Viewoak Drive

Saratoga, CA 95070

Hsiu-Yuan Lee

3F, No. 245, Sec. 1, Dunhua S. Rd

Taipei 106, Taiwan R.O.C.

Sara Chen

1168 Quail Ridge Court

San Jose, CA 95120

Andrew Chen

1168 Quail Ridge Court

San Jose, CA 95120

Chou Hsu-Lung

7F, 173, Sec. 2, Datong Rd. Sijhih City,

Taipei 221, Taiwan

Liangchi Lu

7F, No. 182-3, Heping East Road, Sec. 1

Taipei 106, Taiwan, R.O.C.

Juan-Chuan Chiang

4th Fl., No. 6, Lane 39, Tien-Yu Street

Taipei 111, Taiwan, R.O.C.

Herman Lin

27940 Roble Blanco Court

Los Altos Hills, CA 94022

Pao-Tien Huang

No. 4, Alley 18, Lane 41, Chun-Ho Street

Taichung, Taiwan, R.O.C.

Tzeting Ouyang

6th Floor, No. 121, Jen Ai Road, Sec. 3

Taipei 106, Taiwan, R.O.C.

Summit Partners Venture Capital Fund III-B, L.P.

c/o Summit Partners, L.P.

200 Middlefield Road, Suite 200

Menlo Park, CA 94025

Summit Partners Venture Capital Fund III-A, L.P.

c/o Summit Partners, L.P.

200 Middlefield Road, Suite 200 Menlo Park, CA 94025

Summit Investors I, LLC

c/o Summit Partners, L.P.

200 Middlefield Road, Suite 200

Menlo Park, CA 94025

Summit Investors I (UK), L.P.

c/o Summit Partners, L.P.

200 Middlefield Road, Suite 200

Menlo Park, CA 94025

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Fourth Amended and Restated Investors’ Rights Agreement dated as of June 27, 2013 (the “Agreement”):

1.	Waiver of ten (10) days’ notice period in which to exercise right of first refusal: (please check only one)

( )	WAIVE in full, on behalf of all Holders, the 10-day notice period provided to exercise my right of first refusal granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2.	Issuance and Sale of New Securities: (please check only one)

( )	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

( )	ELECT TO PARTICIPATE in $ (please provide amount) in New Securities proposed to be issued by A10 Networks, Inc., a California corporation, representing LESS than my pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in $ in New Securities proposed to be issued by A10 Networks, Inc., a California corporation, representing my FULL pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[ ] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $ (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Major Series D Investors do not exercise their full rights of first refusal with respect to the $[ ] in New Securities being offered in the financing.

Date:

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. The company will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.